Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of May 25, 2021 but only effective for all purposes as of the Effective Date (as defined below) by and between Acurx Pharmaceuticals, LLC, a Delaware limited liability company with principal executive offices located at 259 Liberty Avenue, Staten Island, NY 10305 (to be converted into a Delaware corporation and thereafter known as Acurx Pharmaceuticals, Inc., the “Company”), and Robert J. DeLuccia (the “Executive”).

WHEREAS, the Company plans: (i) to consummate a conversion to a corporate form from a Delaware limited liability company to a Delaware corporation and (ii) following such conversion, to consummate an initial public offering of its common stock (the “IPO” and such events, the “Conditions,” and the date that both of the Conditions have been satisfied, the “Effective Date”);

WHEREAS, the Company entered into the original employment agreement on February 5, 2018 (the “Original Agreement”) and that certain Amendment to Employment Agreement January 12, 2021 (the “Amendment”); and

WHEREAS, as of the Effective Date, the Company desires to enter into a new agreement embodying the terms of employment from and after the date hereof and the Executive desires to accept such employment and enter into such an agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                Term of Employment. Subject to the provisions of Section 5 of this Agreement, the Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the three-year anniversary of the Effective Date (the “Term”). The Term shall be renewed automatically for additional one-year period(s) unless the Company elects not to renew the Term by delivering written notice to Executive no less than three (3) months prior to expiration of the then-applicable Term.

2.                Position.

(a)                Duties. The principal duties of the Executive shall be to serve in the position of Executive Chairman of the Company and as a member of the Board of Directors (the “Board”). As Executive Chairman, the Executive shall have the duties and responsibilities delegated to him by the Board, which shall include, without limitation, functional responsibility over all scientific, preclinical and clinical development, regulatory, manufacturing, sales & marketing functions, as applicable. Further responsibilities may include such other duties as would be consistent with those duties and responsibilities normally associated with such positions in corporations of similar size and nature to the Company, and to render such other services as are reasonably necessary or desirable to protect and advance the best interests of the Company.

(b)                Devotion of Time to Company’s Business. The Executive shall use his commercially reasonable efforts, skills and abilities to promote and protect the interests of the Company and devote a majority of his working time and energies to the business and affairs of the Company. Notwithstanding anything to the contrary contained herein, the Executive (i) may serve on the board(s) of additional companies or organizations and receive compensation for such services rendered and (ii) may engage in charitable, civic, fraternal, professional and trade association activities, provided that in each such case, the activities engaged in by the Executive do not materially interfere with his primary obligations to the Company, do not constitute a breach of fiduciary duty or a conflict of interest with the Executive’s duties of fidelity and loyalty to the Company, and do not materially reduce the amount of his working time devoted to the business and affairs of the Company.

(c)                Directors and Officers Liability Insurance. During the Term and for a period of six years thereafter, the Company, or any successor to the Company resulting from a change in control, shall maintain a directors and officers liability insurance policy (or policies) in a minimum amount of $1,000,000 which shall provide comprehensive coverage to Executive.

(d)                Best Efforts. Executive shall use his commercially reasonably efforts to carry out and successfully complete the assignments, tasks and job activities required, from time to time, to be performed to carry out Executive’s duties and responsibilities during the Term. Executive’s duties and assignments shall be undertaken at such location(s) as may be determined from time to time by the Company, but in no event shall Executive be required to perform his duties on a regular basis at any location more than 25 miles from the location where Executive regularly performs his duties for the Company as of the Effective Date.

(e)                Company Rules, Policies and Regulations.  Executive shall, at all times, conduct himself in a professional manner and adhere to the standards, ethical obligations, rules, policies, regulations and procedures of the Company which are presently in force or which may be established from time to time by the Company.  Executive shall take no intentional action that violates any law, rule or regulation whatsoever while acting in his capacity as employee.

3.                Compensation and Benefits.

(a)               Base Salary. The Executive shall be paid a base salary in consideration for his services provided to the Company at the rate of $450,000 per annum (as adjusted during the Term, the “Base Salary”), payable in accordance with the Company’s normal payroll practices. Increases in Base Salary during the Term shall be determined from time to time in the sole discretion of the Board based upon such criteria as they deem relevant, or based on no particular criteria whatsoever and any such authorized increases shall be deemed included in the definition of “Base Salary” in this Agreement.

(b)              Additional Compensation. In addition to the Base Salary payable to the Executive hereunder and any other compensation payable to the Executive hereunder, the Executive also shall be entitled to receive additional compensation, in consideration for his services provided to the Company, at such times and in such amounts as shall be determined in the sole discretion of the Board or any committee of the Board which determines such compensation. The Board (or compensation committee thereof, if any) shall conduct a review not less than once each year, and such additional compensation shall be based on, among other things, the Executive’s and the Company’s performance. Notwithstanding the foregoing, the Company shall pay to Executive an annual bonus equal to 40% of Executive’s Base Salary on the one-year anniversary of the Effective Date (or calendar year-end thereafter) and, thereafter, the bonus target each year shall be 40% of Executive’s then-current Base Salary (the “Target Bonus”). In addition, Executive shall receive a one-time success bonus of $60,000 on the Effective Date. The Executive must be employed on the date of payment in order to receive any bonus hereunder.

(c)               Stock Options, Restricted Stock Awards, etc. As soon as practicable following the Effective Date, and subject to the approval of the Board or if applicable a committee thereof, in addition to the other compensation payable to the Executive hereunder, the Executive shall receive employee stock options to purchase 500,000 shares of the Company’s common stock of the Company on the Effective Date pursuant to the terms of the Company’s equity incentive plan and form of award agreement then in effect (the “Executive Options”). The Executive Options will vest as follows (i) 25% of the Executive Options will vest on the Effective Date, (ii) the remaining 75% of the Executive Options will vest pro rata each month during the thirty-six (36) months following the Effective Date, and (iii) all unvested Executive Options will vest automatically upon a Change of Control of the Company (as defined below). Thereafter, Executive shall also be eligible to receive grants of stock options, restricted stock and/or any other equity incentive awards available to senior executives of the Company, under equity incentive plans adopted by the Company, at such times and in such amounts as shall be determined in the sole discretion of the Board or any committee of the Board which determines such equity grants.

(d)              [INTENTIONALLY OMITTED.]

(e)              Withholding. All salaries, bonuses and other benefits payable to the Executive shall be subject to payroll and withholding taxes as may be required by law. The Executive shall be responsible to pay any income taxes with respect to the Company’s provision of benefits payable or made available to the Executive hereunder.

4.                Employee Benefits; Business Expenses.

(a)                Employee Benefits. During the Term, the Executive and his dependents shall be entitled to participate in the Company’s welfare benefit plans, fringe benefit plans and any qualified or non-qualified retirement plans as in effect from time to time (collectively, the “Employee Benefits”), on the same basis as those benefits are made available to the other senior executives of the Company, in accordance with the Company policy as in effect from time to time. Initially, if the Company does not participate in a health insurance plan, Executive shall be entitled to reimbursement by the Company of the cost of health insurance for Executive and his family.

(b)                Perquisites. During the Term, the Executive shall be entitled to receive such perquisites as are made available to other senior executives of the Company in accordance with Company policies as in effect from time to time.

(c)                Expenses. The Executive shall be entitled to reimbursement for reasonable and necessary business expenses incurred by him in the performance of his duties and responsibilities hereunder, in accordance with the Company’s reimbursement and expenses policies, as in effect from time to time.

(d)                Vacation. Executive shall be entitled to five (5) weeks’ paid vacation per annum; payable annually in cash for vacation days not taken by Executive.

5.                Termination.

(a)               Definitions. For purposes of this Agreement:

“Cause” shall mean (i) the Executive’s gross negligence and/or willful misconduct in the performance of his material duties with respect to the Company, as provided hereunder, (ii) the conviction by the Executive of a crime constituting a felony or (iii) the Executive shall have committed any material act of malfeasance, disloyalty, dishonesty or breach of fiduciary duty against the Company, for which the Executive shall have a ten (10) day cure period (except for a conviction pursuant to subsection (ii), for which there shall be no cure period).

“Date of Termination” shall mean the date the Notice of Termination is given to the respective party; provided, however, that with respect to a termination for Cause by the Company, the Date of Termination shall not occur prior to the expiration of any applicable cure period if the conduct constituting Cause is capable of cure.

“Disability” shall mean the Executive has become physically or mentally incapacitated and is therefore unable for a period of ninety (90) consecutive days or one hundred and eighty days in any twelve (12) month period to perform any of the material elements of his duties hereunder. Any question as to whether the Executive has a Disability as to which he (or his legal representative) and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive (or his legal representative) and the Company. If the Executive (or his legal representative) and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of whether the Executive has a Disability, as made in writing to the Company and the Executive by such physician(s), shall be final and conclusive for all purposes of this Agreement.

“Good Reason” shall mean (i) a breach by the Company of any of its material obligations or covenants set forth in this Agreement, (ii) a material reduction of the duties, responsibilities or title of the Executive, (iii) the assignment to the Executive of any duties or responsibilities that are inconsistent, in any significant respect, with his position, for which the Company shall have a ten (10) day cure period, (iv) the acquisition by any one or more third parties, or by a then-existing minority holder of voting securities, of a majority of the outstanding voting securities of the Company or other change of control in the ownership or management of the Company, or (v) the sale of all or substantially all of the assets of the Company or other business combination not otherwise described above which effectively constitutes a change of control (“Change of Control”), in each case, but only if the Executive's resignation occurs within twelve (12) months after the occurrence of such acquisition or change of control.

“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, and shall be communicated, in writing, to the other party hereto in accordance with the provisions of Section 11(f) hereof.

(b)              By the Company for Cause or by the Executive Without Good Reason.

(i) The Term and the Executive’s employment hereunder may be terminated by the Company for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive (except where the Executive is entitled to a cure period, in which case such Date of Termination shall be upon the expiration of such cure period if such matter constituting Cause is not cured) and shall terminate automatically upon the Executive’s resignation (other than for Good Reason or due to the Executive’s death or Disability).

(ii) If the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns other than for Good Reason, the Executive shall be entitled to receive:

(A)            any accrued but unpaid Base Salary through the Date of Termination,

(B)             reimbursement for any unreimbursed business expenses incurred by the Executive in accordance with the Company’s policy prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy), and

(C)             such Employee Benefits, if any, as to which he may be entitled upon termination of employment hereunder (including under the applicable provisions of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

Following the Executive’s termination of employment by the Company for Cause or if he resigns other than for Good Reason, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement and all unvested or unexercised option or restricted stock grant awards shall immediately terminate but Executive shall keep any and all vested but unexercised options or restricted stock grant awards which will remain subject to the terms of the applicable award agreements.

(c)              By the Company Other Than for Cause or by the Executive For Good Reason.

(i) The Term and the Executive’s employment hereunder may be terminated by the Company other than for Cause, immediately upon the delivery of a Notice of Termination by the Company to the Executive and shall terminate automatically and immediately upon the Executive’s resignation for Good Reason.

(ii) If the Executive’s employment is terminated by the Company other than for Cause, or if the Executive resigns for Good Reason, the Executive shall receive and the Company shall pay to Executive:

(A)            any accrued but unpaid Base Salary plus Target Bonus (pro-rata for incomplete calendar years) through the Date of Termination, plus an additional 24 months’ Base Salary plus Target Bonus, together in a lump sum payment; provided, however, Executive shall not be entitled to any such Base Salary or Target Bonus in the event such termination or resignation is due solely to the Company’s inability to pay Base Salary;

(B)             acceleration of any then unvested stock options or restricted stock grants;

(C)             payment or reimbursement, as applicable, of health insurance costs for Executive and his family for an additional 24 months following termination by the Company other than for Cause or resignation by Executive for Good Reason;

(D)            in the event any bonus or other form of additional compensation is paid to any other executive(s) of the Company for the fiscal year during which Executive’s employment ceased pursuant to this Section 5(c), a cash amount equal to the largest bonus or other form of additional compensation payment made by the Company to any other executive of the Company during such fiscal year;

(E)             reimbursement for any accrued but unused vacation days and/or unreimbursed business expenses incurred by the Executive in accordance with the Company’s policy prior to the Date of Termination (with such reimbursements to be paid promptly after the Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy); and

(F)             such Employee Benefits, if any, as to which he may be entitled upon termination of employment hereunder (including under the applicable provisions of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended), including, without limitation, the Company’s full subsidization of the Executive’s receipt of continued health coverage pursuant to COBRA.

Following the Executive’s termination of employment by the Company other than for Cause or if he resigns for Good Reason, except as set forth above or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 5(c), other than payment of accrued but unpaid Base Salary as of the Date of Termination (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution and delivery to the Company of an irrevocable general release of claims (“Release of Claims”) in the form provided by the Company within the time period following the date of Executive’s termination of employment hereunder that is set forth in the Release of Claims, and non-revocation of the Release of Claims (and the expiration of any revocation period contained therein). If Executive fails to execute and deliver an irrevocable Release of Claims within the time period set forth in the Release of Claims, or timely revokes Executive’s acceptance of such Release of Claims following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(d)              Death or Disability. The Executive’s employment hereunder shall terminate upon the Executive’s death and may be terminated by the Company, within ten (10) days after the delivery of a Notice of Termination by the Company to the Executive (or his legal representative) in the event of the Executive’s Disability. Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive shall be entitled to receive the same payments and other items as set forth in clause (ii) of Section 5(b) hereof, except that Executive (in case of Disability) or the estate (in the event of death) shall have the right to exercise any unexercised and vested options for a period of 30 days, and, in addition, accrued but unpaid vacation time, if any. Following the Executive’s termination of employment due to death or Disability, except as set forth herein or as required by applicable law, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)              Payment of Amounts Owed upon Termination of Employment. Any amounts payable to the Executive for accrued but unpaid Base Salary through the Date of Termination shall be paid within ten (10) business days after the Date of Termination.

6.                Restrictive Covenants.

(a)       Definitions.

(i) “Competitive Activity” means any business activity which competes, directly or indirectly, with or carries on the Company Business, or any business activity substantially similar to the Company Business, as constituted, from time to time.

(ii) “Confidential Information” means all confidential and proprietary of, about, or relating to the Company and the Company Business, including, without limitation including, but not limited to, any and all documents received or generated by Executive, existing and potential customer lists, trade secrets (as defined under applicable state law), pricing, financial, corporate, and personnel information, customer data, methods of operation, business plans, techniques, prototypes, sketches, drawings, models, inventions, know-how, processes, apparatus, software programs, computer codes, source codes, equipment, algorithms, source documents, formulae, methods, data, descriptions relating to current, future, and proposed products and services, information concerning research, experimental work, development, specifications, engineering, procurement requirements, purchasing, agents and suppliers, business forecasts, marketing plans and information received from third parties (including customers) that is subject to a duty on Executive’s part to maintain its confidentiality. Confidential Information does not include information that is generally known to the public, provided it is generally known to the public other than as a result of disclosure of such information by Executive in violation of this Agreement.

(iii) “Customer” means each person or entity for or to whom Executive provides products or services during the term of his employment with the Company, whether pursuant to this Agreement or otherwise; provided that, on the date of the termination of Executive’s employment with the Company, Customer shall mean those persons and entities for or to whom Executive provides products or services during the Lookback Period.

(iv) “Company Business” means the business(es) engaged in by the Company, from time to time during the term of Executive’s employment with the Company, whether pursuant to this Agreement or otherwise; provided that, on the date of the termination of Executive’s employment with the Company, the Company Business shall be the business(es) engaged in by the Company during the Lookback Period.

(v) “Former Employee” means any person who has been employed or engaged as an independent contractor by the Company during the Look Back Period.

(vi) “Former Customer” means each person or entity who is not a Customer and who purchased one or more products or services from the Company during the Look Back Period.

(vii) “Look Back Period” means the two (2) year period immediately preceding the earlier of: (1) the date on which the definition in question is being determined; or (2) the date when Executive is no longer employed by the Company, whether pursuant to this Agreement or otherwise.

(viii) “Prospect” means each person or entity who is not a Customer, not a Former Customer, and for whom, at any time during the Look Back Period, the Company, whether through its employees, contractors or vendors, expended directed marketing efforts or undertook other business development efforts, including, without limitation, sales and inquiry calls (both in-bound and out-bound), transmittal of brochures or other product or service information, and which resulted in at least an indication of interest from such person or entity.

(ix) “Territory” means the United States and Canada.

(b)       Non-Cmpetition; Non-Solicitation and Non-Piracy.  For the term of Executive’s employment, whether under this Agreement or otherwise, and for a period of one (1) year after the cancellation, termination or expiration of Executive’s employment with the Company (the “Restriction Period”), by whatever means and for whatever reason, Executive shall not, directly or indirectly, individually, or jointly with others, for the benefit of Executive or any third party:

(i) have any equity or other ownership interest in, or become a director or manager of, or be otherwise associated with, or engaged or employed by, any Customer, Prospect or Former Customer or their subsidiary or parent entities or affiliates in any job or career that relates to or concerns any Competitive Activity substantially similar, in whole or in part, to the Company Business (provided that this subsection (A) shall only apply during the term of Executive’s employment);

(ii) solicit, render services to, or accept business from any Customer or Prospect or any of their subsidiary or parent entities or affiliates for any Competitive Activity and/or any other business activity that relates to or concerns any activity substantially similar, in whole or in part, to the Company Business; provided that Executive shall not be bound by the foregoing with respect to persons to whom Executive has made sales or otherwise provided products and services prior to the Executive’s employment with the Company; and

(iii) solicit, hire, compensate or engage as an employee, agent, contractor, shareholder, member, joint venturer, or consultant, whether or not for consideration, any of the Company’s employees or otherwise induce any of the Company’s employees, subcontractors or vendors to change their relationship with the Company.

(c)       Confidentiality.  Executive shall never: (i) disclose any Confidential Information; and (ii) directly or indirectly give or permit any person or entity to have access to any Confidential Information; and (iii) make any use, commercial or otherwise, of any Confidential Information, except solely as reasonably required to perform Executive’s employment duties with the Company and solely for the benefit of the Company.

(d)       Restrictive Covenants Scope. The parties acknowledge that the provisions of this section are necessary and reasonable to protect the legitimate business interest of the Company and any violation of the provisions of this section will result in irreparable injury to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to the Company for such violation.  Accordingly, Executive agrees that if the provisions of this section are violated, in addition to any other remedy which may be available in equity or at law, the Company shall be entitled to specific performance and injunctive relief, without the necessity of proving actual damages.

(e)       Tolling of Restriction Period. In the event of Executive’s breach of one or more of the provisions of this section, the running of the Restriction Period shall be tolled during the continuation of such breach(es) and recommence only upon Executive’s full and complete compliance with the provisions of this Section 6.

(f)       Judicial Modification.  In the event a court of competent jurisdiction holds one or more of the provisions of the restrictive covenants invalid as to length of time or geographic scope, then this Section 6 shall be amended to reflect a reasonable length of time and/or reasonable geographic scope.

(g)       Injunctive Relief. Notwithstanding anything in this Agreement the contrary, Executive acknowledges and agrees that the remedy at law available to the Company for breach of this Section 6 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive consents, and agrees that, in addition to any other rights or remedies that Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction or both, without bond or other security, restraining any breach of this Agreement, from any court of competent jurisdiction.

7.                Works for Hire and Intellectual Property. Executive acknowledges and agrees that: (a) all Work Product (as defined below) that so qualifies shall be deemed a work for hire; and (b) he hereby assigns all of his intellectual property and other rights in all other Work Product to the Company.  All right, title and interest in and to, and the right to pursue protection for, Work Product shall vest solely with the Company.  Upon request by the Company, Executive shall use reasonable efforts, at no additional expense, to assist the Company in securing any intellectual property protection for Work Product and shall execute all documents reasonably necessary to effect an assignment as contemplated herein.  No license is granted to Executive in, to or under any Work Product or other intellectual property (including, but not limited to, patents, trade secrets, copyrighted materials and trademarks) owned, licensed or otherwise assertable by Executive by express or implied grant, estoppel or otherwise, except for a limited right to use any such intellectual property solely in the performance of Executive’s employment duties and solely for the benefit of the Company.  All benefits from the use of any such intellectual property, including Work Product, shall inure solely to the Company.  “Work Product” means all tangible or intangible works: (X) (1) created, produced or modified during or in connection with Executive’s employment by the Company; or (2) which are related to, or that can be utilized in, the Company Business; and (Y) that could qualify as the subject matter of a copyright, patent, trade secret or any other form of intellectual property; and shall include, without limitation, all work produced by or for the benefit of the Company, any Company Affiliated Party, Customers, Former Customers and Prospective Customers.

8.                Company Property.  Executive agrees that all Company Property (as defined below) is the property solely of the Company and Executive waives and relinquishes any and all interests or property rights he or she may have therein in favor of the Company.  Executive shall immediately return all of the Company Property to the Company at the Company’s address for notices or such other location as may be directed by the Company upon: (A) the Company’s request at any time; and (B) upon the termination of Executive’s employment.  “Company Property” includes, but is not limited to: (X) records relating to Customers, Former Customers, Prospective Customers and Confidential Information in whatever form they exist, and by whomever prepared, including, but not limited to, notes of Executive; (Y) tangible embodiments of or containing Work Product or Confidential Information; and (Z) tangible and intangible property pertaining to the Company Business or arising out of or used by Executive in the performance of his duties for the Company.

9.                 Independent Covenant.  Executive acknowledges and agrees that the provisions of Sections 6, 7 and 8 hereof are independent covenants and no actual or alleged breach by the Company of any provision of this Agreement or the employment relationship shall be grounds for relieving Executive from his or her obligations thereunder.

10.              Miscellaneous.

(a)         Additional Section 409A Provisions.

(i)                 Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(ii)              Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(iii)            To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(iv)             The payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 10 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(i)                 While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code)

(b)                Governing Law. This Agreement shall be construed and governed under and by the laws of the State of New York, without regard to the conflicts of laws principles thereof.

(c)                Arbitration of Claims. In the event any dispute, claim, question or disagreement arising from or relating to this Agreement or the breach thereof, the Company and Executive agree to settle the dispute, claim, question or disagreement by arbitration before a single arbitrator in New York, New York selected by, and such arbitration to be administered by, the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each of the Company and Executive hereby agrees and acknowledges that all disputes between or among them are subject to the alternative dispute resolution procedures of this Section 10(c). Each of the Company and Executive agrees that any aspect of alternative dispute resolution not specifically covered in this Agreement shall be covered, without limitation, by the applicable AAA rules and procedures. Each of the Company and Executive further agree that any determination by the arbitrator regarding any dispute, claim, question or disagreement arising from or relating to this Agreement shall be final and binding upon the parties hereto and shall not be subject to further appeal. Each of the Company and Executive shall bear its own costs and expenses and an equal share of the arbitrator’s fees and administrative fees of arbitration; provided, however, that upon receipt of the determination by the arbitrator the prevailing party shall have all reasonable out-of-pocket fees and expenses reimbursed by the non-prevailing party in any such dispute.

(d)                Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings.  There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein.  The publication, amendment, supplementation or replacement of an employee handbook by the Company shall not be deemed to alter, amend or modify the terms and conditions of this Agreement. No alteration, amendment, change or addition to this Agreement shall be binding upon any party unless in writing and signed by the party to be charged.  No purported waiver by any party of any default by another party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiving party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(e)                No Waiver. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

(f)                 Severability. If any term or provisions of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances, other than those as to which it is held invalid, shall both be unaffected thereby and each term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(g)                Assignment. This Agreement, and all of the Executive’s rights and duties hereunder, shall not be assignable or delegable by the Executive; provided, however, that if the Executive shall die, all amounts then payable to the Executive hereunder shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to his estate. The Company and its successors and assigns may, at any time and from time to time, assign its rights and obligations under this Agreement, including, without limitation, the rights arising pursuant to Sections 6, 7 and 8, without Executive’s consent to a buyer of all or substantially all of the assets, or a majority of the voting stock, of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(h)                Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or internationally recognized courier service addressed to the respective addresses set forth below in this Agreement, or via facsimile to the number set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Acurx Pharmaceuticals, LLC

259 Liberty Avenue

Staten Island, NY 10305

Attention: David P. Luci

With a copy to:

David Luci

270 Benedict Road

Staten Island, NY 10304

If to the Executive:

Robert J. DeLuccia

22 Camelot Court

White Plains, NY 10603

Fax: 914-949-6180

To the most recent address of the Executive set forth in the personnel records of the Company.

(g)       Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between the Executive and the Company regarding the terms and conditions of the Executive’s employment with the Company.

(h)              Cooperation. The Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to the Executive and in respect of such periods of time as shall not unreasonably interfere with the Executive’s ability to perform his duties with any subsequent employer; provided, however, the Company shall pay any reasonable travel, lodging and related expenses that the Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses.

(i)                  Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(j)                Survival. Sections 6, 7, 8 and 10 shall survive the termination, cancellation or expiration of this Agreement by whatever means for whatever reason.

(k)              Fees and Expenses. In the event the Company shall fail or refuse to make or authorize any payment of any amount otherwise due to the Executive hereunder within the appropriate period of time, then the Company shall reimburse the Executive for all reasonable expenses (including reasonable counsel fees and expenses) incurred by him in enforcing the terms hereof, within five (5) business days after demand accompanied by evidence of fees and expenses incurred. Any reimbursement hereunder shall be paid to the Executive promptly and in no event later than the end of his taxable year next following the taxable year in which the expense was incurred.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ACURX PHARMACEUTICALS, LLC

By:	/s/ David P. Luci
Name: David P. Luci
Title: President & CEO

EXECUTIVE:

/s/ Robert J. DeLuccia
Robert J. DeLuccia